Exhibit 99.1

ESCO TECHNOLOGIES

For more information contact:                             For media inquiries:
Patricia K. Moore                                         David P. Garino
Director, Investor Relations                              (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

                     ESCO ANNOUNCES FISCAL YEAR 2007 RESULTS
                     ---------------------------------------

     ST. LOUIS, November 12, 2007 - ESCO Technologies Inc. (NYSE: ESE) today announced its results for the fourth quarter and fiscal year ended September 30, 2007.

     Within this release, references to "quarters" and "years" relate to the fiscal quarters and fiscal years ended September 30 for the respective periods noted.

4th Quarter Summary:

                                  4thQtr                4thQtr
   ($ in millions)                 2007                  2006            Delta
                                   ----                  ----            -----
   Net Sales                     $162.1                 121.8            33.1%
   Net Earnings                  $ 16.6                  10.6            56.6%
                                 ======                  ====            ====
   EPS                           $ 0.64                  0.40            60.0%
                                 ======                  ====            ====

     Net Sales and EPS do not reflect DCSI's additional $20.5 million of actual product deliveries (cash collected) and $8.4 million of pretax earnings related to its electric AMI shipments to PG&E. DCSI is required to defer revenue recognition for this contract until delivery of its TWACS NG (formerly referred to as TNG) software version 3.0. Had the software been delivered during the fourth quarter, Net Sales would have been $20.5 million higher and EPS would have increased by $0.20 per share for the fiscal 2007 fourth quarter and full year.

Total Year Summary:

                                  FY                    FY
 ($ in millions)                 2007                  2006             Delta
                                 ----                  ----             -----
 Net Sales                     $527.5                 458.9             14.9%
 Net Earnings                  $ 33.7                  31.3              7.7%
                               ======                  ====              ===
 EPS                           $ 1.28                  1.19              7.6%
                               ======                  ====              ===


Sales
-----

     Fourth quarter 2007 sales were $162.1 million, or 33.1 percent higher than fourth quarter 2006 sales of $121.8 million with all three operating segments contributing to the sales growth. Fiscal year 2007 sales were $527.5 million, or
14.9 percent higher than the $458.9 million of sales in fiscal year 2006.

     Communications sales of $64.4 million increased $19.8 million, or 44.4 percent in the 2007 fourth quarter compared to the fourth quarter of 2006 with all operating units recording higher sales in the current quarter. Fixed network RF AMI sales had the largest increase adding $11.0 million, or 142 percent, to fourth quarter 2007 sales primarily related to gas deliveries to PG&E. Fixed network PLC AMI sales increased $7.7 million, or 25.4 percent, in the 2007 quarter primarily related to additional deliveries to COOP and public power (Municipal) customers. Software sales increased 9.1 percent and sales of digital video security products increased 23.8 percent in the fourth quarter of 2007. For the full year, 2007 Communications sales increased $41.4 million, or 26.5 percent over 2006 to $197.6 million. RF AMI sales increased 164 percent, with PLC AMI sales increasing 5.4 percent and software sales increasing 48.3 percent. PLC AMI sales to COOP's and Municipals were $94.2 million, representing an increase of 18.4 percent over 2006.

     Filtration sales of $53.0 million increased $8.0 million, or 17.8 percent in the fourth quarter of 2007 compared to 2006, primarily driven by the continued strength in most end markets including defense spares and space products, commercial aerospace, and medical and commercial products. Full year Filtration sales increased $14.3 million, or 8.2 percent in 2007 compared to 2006 also reflecting the continued strength in the above mentioned end markets.

     Test segment sales were $44.7 million and increased $12.5 million, or 38.8 percent, during the fourth quarter of 2007 compared to 2006 as a result of the ongoing strength of the wireless and electronics end markets, along with the completion of chamber installations and component deliveries from earlier in the year. Fiscal 2007 sales of $141.5 million increased $12.9 million, or 10.0 percent, over the $128.6 million in sales during fiscal 2006 driven by continued growth in large chambers and a 26.2 percent increase in Asian sales.

Earnings Before Interest and Taxes (EBIT)
-----------------------------------------

     On a segment basis, items that impacted EBIT dollars and EBIT as a percent of sales ("EBIT margin") during the fourth quarter of fiscal 2007 included the following.

     In the Communications segment, EBIT for the 2007 fourth quarter was $10.1 million (15.7 percent of sales), compared to $8.2 million (18.4 percent of sales) in the 2006 fourth quarter. The $1.9 million increase in EBIT dollars in 2007 is due to the higher sales volume across the segment as noted above, and the decrease in EBIT margin is driven by additional TWACS NG software amortization, engineering / new product development costs, and PG&E program support costs. Fiscal year 2007 EBIT of $22.0 million decreased $6.3 million compared to 2006 primarily due to additional TWACS NG amortization in 2007 ($6.2 million compared to $2.2 million in 2006) and higher SG&A primarily related to new product development costs and additional business development headcount.

     In the Filtration segment, the 2007 fourth quarter EBIT was $8.3 million (15.7 percent of sales) compared to $5.5 million (12.2 percent of sales) in the prior year fourth quarter. The increase in both EBIT dollars and margin is due to the significant sales increase noted above and more favorable overhead absorption on the increased sales volume. Fiscal year 2007 Filtration EBIT of $23.4 million (12.4 percent of sales) increased $3.9 million over fiscal 2006 EBIT of $19.5 million (11.2 percent of sales) due to higher incremental margins achieved on the increased sales volume.

     In the Test segment, 2007 fourth quarter EBIT was $6.2 million (13.9 percent of sales) which increased $2.5 million compared to the 2006 fourth quarter EBIT of $3.7 million (11.5 percent of sales) and is driven by the nearly 39 percent increase in sales during the 2007 fourth quarter. For the year, 2007 EBIT was $14.4 million (10.2 percent of sales) compared to full year 2006 EBIT of $15.0 million (11.7 percent of sales). As noted in an earlier release, the 2007 fiscal third quarter and full year Test segment EBIT was unfavorably impacted by $2.6 million of costs associated with an arbitration judgment related to a 2005 U.S. Government project discussed in the Company's May 22, 2007 release. Without the legacy arbitration costs, 2007 EBIT would have been $17.0 million, or 12.0 percent of sales compared to 11.7 percent in 2006.

     Corporate operating costs included in EBIT were $4.0 million in the fourth quarter of 2007 compared to $4.5 million in the 2006 fourth quarter. Total 2007 Corporate costs were $2.6 million higher than 2006 due, in part, to the absence of the $1.8 million gain in 2006 from a previously divested defense subsidiary, higher stock option expenses and professional fees.


Effective Tax Rate
------------------

     The effective tax rate in the fourth quarter of 2007 was 19.5 percent compared to 19.8 percent in the fourth quarter of 2006. Fiscal year tax rates were 21.1 percent and 36.0 percent in 2007 and 2006, respectively. The 2007 rate was favorably impacted by research credits recognized throughout the year, and the 2006 rate was unfavorably impacted by the repatriation of certain foreign cash balances.

New Orders
----------

     New orders received in the 2007 fourth quarter were $133.7 million compared to $115.2 million received in the 2006 fourth quarter. During fiscal 2007, total orders received were $562.2 million (book-to-bill of 107 percent) compared to $479.2 million (book-to-bill of 104 percent) received in fiscal 2006, which reflects two consecutive years of positive order trends.

     Backlog at September 30, 2007 was $288.1 million, which increased $34.7 million, or 13.7 percent during fiscal year 2007 from the beginning backlog of $253.4 million.

     New orders received in the fourth quarter of 2007 compared to the fourth quarter of 2006, respectively, were: in Filtration, $60.4 million and $38.2 million; in Communications, $33.9 million and $43.1 million; and in Test, $39.3 million and $33.9 million.

Cash
----

     At September 30, 2007, the Company had $18.6 million in cash compared to $36.8 million in cash at September 30, 2006. The $18.2 million net decrease in cash during 2007 reflects cash generation of $49.6 million, offset by: $30.1 million spent on software upgrades (primarily TWACS NG); $19.5 million spent on capital expenditures; $10 million spent on share repurchases; and $8.2 million spent on business acquisitions.

Stock Repurchase Program
------------------------

     Under the terms of the stock repurchase program authorized in August 2006, the Company spent $10 million in July 2007 to repurchase 265,000 shares in the open market.

Acquisition - Wintec LLC
------------------------

     Effective August 10, 2007, the Company acquired the assets and certain liabilities of Wintec LLC, a California based manufacturer of filtration / fluid flow control devices for $6 million in cash. The results of Wintec for the two months since the date of acquisition are included as part of VACCO and are included in the Filtration segment.


Doble Acquisition - Subsequent Event
------------------------------------

     As announced in the Company's release dated November 7, 2007, ESCO has agreed to acquire the stock of Doble Engineering Company, headquartered in Watertown, Massachusetts, for $319 million in cash, which is being funded by a combination of existing cash and borrowings under a new $400 million credit facility led by National City Bank. The transaction is expected to close in the quarter ending December 31, 2007, and is subject to Hart-Scott-Rodino Act clearance.

Chairman's Commentary
---------------------

     Vic Richey, Chairman and Chief Executive Officer, commented, "Our fourth quarter operating performance was exceptionally strong and generally consistent with our expectations as we delivered significant increases in sales and EBIT across all operating segments. In spite of the numerous challenges we faced throughout 2007, including having to defer the accounting revenue and profit on the electric portion of the PG&E contract, we delivered on the financial and operating commitments that we established at the start of the year.

     "We accomplished a lot of positive things in 2007. Our new product introductions, including the advancements we made in our upgraded AMI software, have begun to gain momentum in the IOU market. The favorable customer reactions that we have been experiencing following our new product demonstrations at the recent AMI trade show have been very exciting. In my opinion, our home area network demonstration (HANfx) was clearly a hit at the October show. Additionally, we released our TWACS NG software version 2.0 to PG&E in October, and we are on track to deliver 3.0 during the first fiscal quarter. The rigorous testing continues to go well and the system is performing most of its advanced functions.

     "While pleased to have 2007 behind us, I am truly excited about the prospects and growth opportunities across the Company in 2008. Additionally, our organic growth is expected to be significantly enhanced with the addition of Doble and its exceptional management team. As discussed during our investor call on November 7th, the acquisition of Doble is truly a transformational event for our company as it will significantly increase the sales and profit contributions within the fastest growing and most profitable segment of our business."

     Mr. Richey concluded, "Based on our current outlook described below, fiscal 2008 should be an exciting time for ESCO, both from a customer and shareholder perspective."


Business Outlook
----------------

     Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.


     The Business Outlook described below does not include the impact of the acquisition of Doble Engineering which is expected to be completed during the quarter ending December 31, 2007, or the impact of any potential divestitures, but does include the remaining amortization of identifiable intangible assets related to Nexus and Hexagram, as well as the amortization of the TWACS NG software.

PG&E Contract
-------------

     The 2008 revenue and EPS estimates described below include approximately $20 million of sales and approximately $8 million of EBIT related to DCSI's portion of the PG&E contract which is subject to revenue deferral until delivery and acceptance of TWACS NG version 3.0, currently expected to be delivered in the quarter ending December 31, 2007.

     PG&E's current technology assessment activities will impact the timing and / or receipt of future orders from PG&E for its electric deployment, and until PG&E completes this evaluation and determines whether it will modify its AMI project plan, the Company cannot reasonably estimate the total value or the timing of orders that may be received under the current DCSI contract. The gas portion of the PG&E contract is continuing to be deployed using Hexagram's fixed network RF solution. Hexagram's RF electric pilot continues being tested as a potential alternative electric solution for PG&E and has been performing well.

Doble Outlook - 2008
--------------------

     The fiscal 2008 expected operating results of Doble from the projected date of closing through the remainder of the fiscal year are currently being evaluated. The fiscal 2008 "EPS" and "Revenue and EBIT Margins" guidance noted below will be updated upon completion of the transaction and the formalization of Doble's operating plan for fiscal 2008. The valuation and allocation of intangible assets related to the purchase of Doble are in process and the outcome cannot be reasonably estimated at this time.

     For comparative purposes, Doble's unaudited revenue and EBITDA was approximately $80 million and $28 million, respectively, for the trailing 12 months ended September 30, 2007. Doble is expected to be accretive to earnings per share in fiscal 2008, excluding amortization of intangible assets.


Earnings Per Share - 2008 (Excluding Doble)
-------------------------------------------

 Management expects fiscal year 2008 EPS to be within the following ranges:

EPS - GAAP Basis                                 $  1.75    to    1.90
Add: Intangible Asset Amortization               $  0.28          0.28
                                                 -------          ----
EPS - Adjusted Basis                             $  2.03   to     2.18
                                                 =======          ====

     The reconciliation noted above includes pretax intangible asset amortization expense of $11.9 million related to TWACS NG software ($10.6 million) and purchase accounting intangible assets ($1.3 million) related to the acquisitions of Nexus and Hexagram.

     Stock option expense for 2008, which is included in the EPS guidance noted above, is expected to be in the range of $0.08 to $0.10 per share.

     The  effective   annual  tax  rate  for  fiscal  2008  is  expected  to  be approximately 38 percent.

Revenues and EBIT Margins - 2008 (Excluding Doble)
--------------------------------------------------

     Management expects 2008 consolidated revenues to increase approximately 20 percent compared to 2007, and to be in the range of $630 to $635 million. The expected consolidated EBIT margins should be in the range of 11 to 11.5 percent (compared to 8.0 percent in 2007) including the impact of the amortization of identifiable intangible assets and the TWACS NG amortization. Excluding the $11.9 million of intangible amortization expense, the consolidated EBIT margins would be in the range of 13 to 13.5 percent.

 On a segment basis, Management expects the following:

o Communication sales are expected to increase 35 to 38 percent and should be in the range of $268 to $272 million with EBIT margins in the range of 14.8 to 15.2 percent driven by significant sales increases across all product offerings. Excluding TWACS NG amortization, which is expected to be approximately $10.6 million, EBIT margins would be approximately 19 percent.

o Filtration sales are expected to increase 11 to 13 percent and should be in the range of $210 to $213 million with EBIT margins in the range of 12.8 to
     13.3 percent.

o Test sales are expected to increase 4 to 6 percent and should be in the range of $147 to $150 million with EBIT margins in the range of 12.5 to
     13.0 percent.

o Corporate operating costs in 2008 are expected to remain relatively flat from 2007 and should be in the range of $17 to $18 million, and include approximately $1.3 million of pretax amortization of purchase accounting intangible assets, and approximately $2.3 million of pretax expense related to stock options.



Conference Call

     The Company will host a conference call today, November 12, at 4:00 p.m., Central time, to discuss the Company's fourth quarter and fiscal year operating results. A live audio webcast will be available on the Company's web site at www.escotechnologies.com. Please access the web site at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company's web site noted above or by phone (dial 1-888-203-1112 and enter the pass code 5043227). Forward-Looking Statements

     Statements in this press release regarding the amounts and timing of fiscal 2008 future revenues, results, earnings, sales, EBIT, EPS, sales and EBIT margins on a consolidated basis and on a segment and operating unit basis, fiscal 2008 corporate operating expenses, the certainty and timing of the Doble acquisition, potential future revenues from Doble, fiscal 2008 effective tax rate, long-term success of the Company, successful development, delivery and customer acceptance of the TWACS NG software, the timing of deferred revenue on products previously delivered to PG&E, and any other written or oral statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: the risk factors described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and Part II, Item 1A of the Company's Form 10-Q for the quarter ended June 30, 2007; actions by the California Public Utility Commission; PG&E's Board of Directors or PG&E's Management impacting PG&E's AMI projects; the outcome of PG&E's evaluation of other technologies to meet their requirements for the electric portion of its service territory; material changes in the Doble business impacting the acquisition of Doble; receipt regulatory approvals in connection with the Doble acquisition; the success of the Company's competitors; changes in or the effect of the Federal Energy Bill; the timing and success of DCSI's software development efforts; the timing and content of purchase order releases under the PG&E contracts; DCSI's and Hexagram's successful performance of the PG&E contracts; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company's international operations; successful execution of the planned sale of the Company's Puerto Rico facility; material changes in the costs of certain raw materials including steel, copper and petroleum-based resins; delivery delays or defaults by customers; termination for convenience of customer contracts; timing and magnitude of future contract awards; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters; uncertainty of disputes in litigation or arbitration; and the Company's successful execution of internal operating plans.

     ESCO, headquartered in St. Louis, is a proven supplier of special purpose communications systems for electric, gas and water utilities, including hardware and software to support advanced metering applications. In addition, the Company provides engineered filtration products to the transportation, health care and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company's website at www.escotechnologies.com.

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)


                                      Three Months Ended   Three Months Ended
                                      ------------------   ------------------
                                      September 30, 2007   September 30, 2006
                                      ------------------   ------------------

    Net Sales                             $ 162,133              121,769
    Cost and Expenses:
      Cost of sales                         106,926               78,656
      SG&A                                   31,154               28,308
      Amortization of intangible assets       2,805                2,269
      Interest (income) expense                 (19)                (274)
      Other (income) expenses, net              620                 (376)
                                                ---                 ----
        Total costs and expenses            141,486              108,583
                                            -------              -------

    Earnings before income taxes             20,647               13,186
    Income taxes                              4,025                2,616
                                              -----                -----

      Net earnings                        $  16,622               10,570
                                          =========               ======

    Earnings per share:
      Basic
        Net earnings                      $    0.65                 0.41
                                          =========                 ====

      Diluted
        Net earnings                      $    0.64                 0.40
                                          =========                 ====

    Average common shares O/S:
      Basic                                  25,760               25,842
                                             ======               ======
      Diluted                                26,160               26,485
                                             ======               ======

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)


                                       Year Ended          Year Ended
                                       ----------          ----------
                                   September 30, 2007  September 30, 2006
                                   ------------------  ------------------

Net Sales                               $ 527,537            458,865
Cost and Expenses:
  Cost of sales                           349,891            300,309
  SG&A                                    122,502            106,882
  Amortization of intangible assets        10,705              6,872
  Interest (income) expense                  (744)            (1,286)
  Other (income) expenses, net              2,455             (2,814)
                                            -----             ------
      Total costs and expenses            484,809            409,963
                                          -------            -------

Earnings before income taxes               42,728             48,902
Income taxes                                9,015             17,622
                                            -----             ------

      Net earnings                         33,713             31,280
                                           ======             ======

Earnings per share:
      Basic
          Net earnings                  $    1.30               1.22
                                        =========               ====

      Diluted
          Net earnings                  $    1.28               1.19
                                        =========               ====

Average common shares O/S:
      Basic                                25,865             25,718
                                           ======             ======
      Diluted                              26,387             26,386
                                           ======             ======

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                     Condensed Business Segment Information
                                   (Unaudited)
                              (Dollars in millions)

                         Three Months Ended           Year Ended
                            September 30,            September 30,
                            ---------------          --------------
                          2007         2006        2007        2006
                          ----         ----        ----        ----

Net Sales
---------
  Communications         $ 64.4        44.6       197.6       156.2

  PTI                      14.3        12.6        52.7        46.4
  VACCO                    12.7         9.4        37.2        32.3
  Filtertek                26.0        23.0        98.5        95.4
                           ----        ----        ----        ----
    Filtration subtotal    53.0        45.0       188.4       174.1

  Test                     44.7        32.2       141.5       128.6
                           ----        ----       -----       -----
    Totals               $162.1       121.8       527.5       458.9
                         ======       =====       =====       =====

EBIT
----

  Communications         $ 10.1         8.2        22.0        28.3

  PTI                       3.0         2.3         9.4         6.6
  VACCO                     2.7         1.4         7.8         6.1
  Filtertek                 2.6         1.8         6.2         6.8
                            ---         ---         ---         ---
    Filtration subtotal     8.3         5.5        23.4        19.5

  Test                      6.2         3.7        14.4 (1)    15.0
  Corporate                (4.0)(2)    (4.5)(3)   (17.8)(4)   (15.2)(5)
                           ----        ----       -----       -----
    Totals               $ 20.6        12.9        42.0        47.6
                         ======        ====        ====        ====

Note: Depreciation and amortization expense was $5.8 million and $4.9 million for the quarters ended September 30, 2007 and 2006, respectively, and $22.2 million and $17.3 million for the years ended September 30, 2007 and 2006, respectively.

(1) Includes a $2.3 million charge related to the litigation award within the Test segment and $0.3 million of legal costs associated with arbitrating this dispute.

(2) Includes $0.4 million of amortization of acquired intangible assets for Hexagram and Nexus.

(3) Includes $0.8 million of amortization of acquired intangible assets for Hexagram and Nexus.

(4) Includes $2.1 million of amortization of acquired intangible assets for Hexagram and Nexus.

(5) Includes a $1.8 million gain related to an indemnification obligation with respect to a previously divested subsidiary and $2.7 million of amortization of acquired intangible assets for Hexagram and Nexus.

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                  Reconciliation of Non-GAAP Financial Measures
                                   (Unaudited)


Test Segment EBIT Margin (Dollars in millions):
-----------------------------------------------

                                               FY07     % of Sales
                                               ----     ----------
Test segment EBIT - GAAP                      $14.4
Arbitration award and related legal costs       2.6
                                                ---
Test segment EBIT - Operational               $17.0        12.0%
                                              =====        ====

EBIT Margin Outlook-FY 2008
---------------------------

Consolidated EBIT margin in the range of 11 percent to 11.5 percent, consolidated EBIT margin excluding the $11.9 million of intangible amortization expense would be in the range of 13 percent to 13.5 percent, Communications segment EBIT margin in the range of 14.8 percent to 15.2 percent, Communications segment EBIT margin of approximately 19 percent (excluding TWACS NG amortization of approximately $10.6 million), and Filtration segment EBIT margin in the range of 12.8 percent to 13.3 percent under "Revenues and EBIT Margins-2008 (excluding Doble)" cannot be reconciled with a GAAP measure as these represent forward-looking measures with no comparable GAAP measurement quantifiable at this time.

Doble EBITDA (Dollars in millions):    (Trailing 12 Months)
-----------------------------------
                                             9/30/07
                                             -------
     Doble EBIT                               $23.8
     Depreciation & Amortization                3.8
                                                ---
     Doble EBITDA                             $27.6
                                              =====

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets (Unaudited)
                             (Dollars in thousands)


                                       September 30,    September 30,
                                            2007             2006
                                            ----             ----

Assets
------
  Cash and cash equivalents              $ 18,638           36,819
  Accounts receivable, net                102,994           83,816
  Costs and estimated earnings
    on long-term contracts                 11,520            1,345
  Inventories                              67,871           50,984
  Current portion of deferred
    tax assets                             25,264           24,251
  Other current assets                     34,063           10,042
                                           ------           ------
    Total current assets                  260,350          207,257

  Property, plant and equipment, net       78,277           68,754
  Goodwill                                149,466          143,450
  Deferred tax assets                           -                -
  Other assets                             88,014           69,233
                                           ------           ------
                                         $576,107          488,694
                                         ========          =======


Liabilities and Shareholders' Equity
------------------------------------
  Short-term borrowings                  $  2,844                -
  Accounts payable                         54,634           39,496
  Current portion of deferred revenue      25,239            3,569
  Other current liabilities                36,483           32,830
                                           ------           ------
      Total current liabilities           119,200           75,895
  Long-term portion of deferred revenue     6,411            7,458
  Other liabilities                        35,013           28,907
  Long-term debt                                -                -
  Shareholders' equity                    415,483          376,434
                                          -------          -------
                                         $576,107          488,694
                                         ========          =======

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                             (Dollars in thousands)

                                                         Year Ended
                                                     September 30, 2007
                                                     ------------------

Cash flows from operating activities:
  Net earnings                                          $  33,713
  Adjustments to reconcile net earnings to net
   cash provided by operating activities:
    Depreciation and amortization                          22,176
    Stock compensation expense                              5,299
    Changes in operating working capital                  (37,663)
    Effect of deferred taxes                               12,873
    Change in deferred revenues and costs, net              9,339
    Other                                                    (474)
                                                             ----
      Net cash provided by operating activities            45,263

Cash flows from investing activities:
  Acquisition of businesses                                (8,250)
  Capital expenditures                                    (19,503)
  Capitalized software expenditures                       (30,094)
                                                          -------
    Net cash used by investing activities                 (57,847)
                                                          -------

Cash flows from financing activities:
  Purchases of common stock into treasury                 (10,007)
  Net increase in short-term borrowings                     2,844
  Other, including exercise of stock options                1,566
                                                            -----
    Net cash used by financing activities                  (5,597)
                                                           ------
  Net decrease in cash and cash equivalents               (18,181)
  Cash and cash equivalents, beginning of period           36,819
                                                           ------
  Cash and cash equivalents, end of period               $ 18,638
                                                         ========

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                          Other Selected Financial Data
                                   (Unaudited)
                             (Dollars in thousands)

Backlog And Entered
-------------------
Orders-Q4 FY 2007            Comm.     Filtration   Test      Total
-----------------            -----     ----------   ----      -----
  Beginning Backlog
   6/30/07                 $ 153,659     97,451    65,410    316,520
  Entered Orders              33,945 *   60,411    39,325    133,681
  Sales                      (64,428)*  (53,008)  (44,697)  (162,133)
                             -------    -------   -------   --------
  Ending Backlog-9/30/07   $ 123,176    104,854    60,038    288,068
                           =========    =======    ======    =======


Backlog And Entered
-------------------
Orders-YTD FY 2007           Comm.     Filtration   Test      Total
------------------           -----     ----------   ----      -----
  Beginning Backlog
   9/30/06                 $ 118,986     78,639    55,787    253,412
  Entered Orders             201,821 *  214,629   145,743    562,193
  Sales                     (197,631)* (188,414) (141,492)  (527,537)
                            --------   --------  --------   --------
  Ending Backlog-9/30/07   $ 123,176    104,854    60,038    288,068
                           =========    =======    ======    =======


                              Q4 FY
                               2007      Q4 FY     FY 2007
                             Entered      2007     Entered    FY 2007
*Communications Recap:        Orders     Sales      Orders     Sales
----------------------        ------     -----      ------     ------

DCSI                       $  20,021     38,188    115,500    126,944
Comtrak                        3,881      3,877      7,339      7,329
Nexus Energy                   3,590      3,596     16,121     14,270
Hexagram                       6,453     18,767     62,861     49,088
                               -----     ------     ------     ------
    Total                  $  33,945     64,428    201,821    197,631
                           =========     ======    =======    =======